Exhibit 99.1

Contacts:	Daniel J. Kohl, President/CEO
James M. McNeill, Sr. Vice President/CFO
(770) 441-1580

PSA HealthCare Announces Filing of Definitive Proxy Statement

Norcross, GA. — (BUSINESS WIRE) . . . . July 30, 2007 . . . . . . Pediatric Services of America, Inc., (“PSA”) d/b/a PSA Healthcare (Nasdaq: PSAI) announced today that on Friday, July 27, 2007, it filed a definitive proxy statement related to the proposed merger with Portfolio Logic LLC and established August 27, 2007 as the date for a special meeting of stockholders to vote upon the proposed merger. The special meeting of stockholders will be held at 9 a.m., Eastern Standard Time, at the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092.

Stockholders of record as of the close of business on July 12, 2007, will be entitled to vote at the special meeting. The definitive proxy statement is being mailed to stockholders on or about July 30, 2007. PSA expects the merger to close in the third calendar quarter of 2007, subject to approval by PSA’s stockholders, receipt of remaining regulatory approvals and receipt of financing.

PSA provides comprehensive pediatric home health care services through a network of 59 branch offices in 18 states, including satellite offices and branch office start-ups. Through these offices PSA provides a combination of services, including pediatric private duty nursing (PDN) and pediatric day treatment centers (PPECs). Additional information on PSAI may be found on the Company's website at http://www.psahealthcare.com.

NOTE: This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to future financial performance of Pediatric Services of America, Inc. (the “Company”). When used in this press release, the words “may,” “targets,” “goal,” “could,” “should,” “would,” “believe,” “feel,” “expects,” “confident,” “anticipate,” “estimate,” “intend,” “plan,” “potential” and similar expressions may be indicative of forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company’s control. The Company cautions that various factors, including the factors described hereunder and those discussed in the Company’s other filings with the Securities and Exchange Commission, as well as general economic conditions, industry trends, the Company's anticipated uses of the proceeds from the sale of its Respiratory and Pharmacy Businesses, the Company's ability to assimilate and manage previously acquired field operations, collect accounts receivable, including receivables related to acquired businesses and receivables under appeal, hire and retain qualified personnel and comply with and respond to billing requirements issues, including those related to the Company’s billing and collection system, nurse shortages, competitive bidding, HIPAA regulations, adverse litigation, workers’ compensation losses, availability and cost of medical malpractice insurance and any potential reduced state funding levels and nursing hours authorized by Medicaid program, , could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.